September 8, 1995






Mr. Robert Hinsdale
Sand Creek Telephone Company
6525 Sand Creek Highway
P.O. Box 66
Sand Creek, MI  49279-0066

          Re:  Legality of Issuance of Common Stock

Dear Bob:

     You have asked for our opinion regarding the issuance of up to 124,000 shares of common stock of Sand Creek Communications Company to be registered under the Securities Act of 1933 pursuant to the Agreement and Plan of Share Exchange between Sand Creek Communications Company and Sand Creek Telephone Company ("Agreement") including whether the shares will, when sold, be legally issued, fully paid, and non-assessable.

     In rendering this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificate of public officials and officers of Sand Creek Communications Company and Sand Creek Telephone Company and other instruments as we have deemed necessary or advisable for purposes of this opinion. In rendering the opinion, we have assumed that the documents delivered to us were duly authorized, executed and delivered and that all documents and copies of documents are true and accurate.

     The opinions set forth herein are based on the laws of the State of Michigan, as they currently exist, and no opinion is expressed as to the laws of any other jurisdiction.

     Based on the foregoing, and subject to the qualifications and limitations hereof, we are of the opinion that:

(1) Sand Creek Communications Company was duly incorporated, is validly existing and in good standing under the laws of the State of Michigan. Sand Creek Communications Company authorized capitalization consists of 160,000 shares of commons stock, no par value, of which one (1) share is currently issued and outstanding, being owned by Sand Creek Telephone Company.

(2) Sand Creek Communications Company has the power and authority to enter into and consummate the transaction set forth in the Agreement, subject to satisfaction of the conditions precedent set forth in the Agreement.

(3) The performance of the Share Exchange as set forth in the Agreement does not require any filings with or approvals of the Michigan Public Service Commission, nor approval of any other governmental body of administrative agency.

(4) The performance of the Share Exchange as set forth in the Agreement complies, or will comply, with all current laws of the State of Michigan applicable to the Share Exchange.

(5) The 124,000 shares of common stock of Sand Creek Communications Company to be registered under the Securities Act of 1933 and to be issued pursuant to the Agreement will, when issued pursuant to the Agreement, be duly authorized, legally issued, fully paid, and non-assessable.

     We hereby consent to this opinion being included in Sand Creek Communications Company's Registration Statement under the Securities Act of 1933.

                                                 Very truly yours,

                                                 LOOMIS, EWERT, PARSLEY,
                                                   DAVIS & GOTTING, P.C.


                                                 /s/
                                                 Ronald W. Bloomberg




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